Exhibit 99.1

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                                                  Saddle River Executive Centre
                                                               1 Route 17 South
                                                Saddle River, New Jersey  07458
                                           Tel: 800.242.7494  Fax: 201.258.8400
                                                                www.pdi-inc.com

For more information contact:
Stephen P. Cotugno
Executive Vice President-Corporate Development                    News Release
PDI, Inc.
201.574.8617


                PDI to Acquire the Assets of Pharmakon, L.L.C.

          Medical education business complements PDI's current sales and marketing service businesses

Saddle River, NJ-- (August 26, 2004) PDI, Inc. (NASDAQ: PDII), a premier healthcare sales and marketing company, today announced that it has entered into a definitive agreement to acquire substantially all of the assets of Pharmakon, L.L.C., (Pharmakon) a healthcare communications company focused on the marketing of ethical pharmaceutical and biotechnology products, located in Schaumburg, Illinois.

Under the terms of the agreement, Pharmakon will receive approximately $30 million in cash upon closing of the transaction with the possibility of earning up to an additional $10 million in cash based upon achievement of certain annual profit targets by Pharmakon through December 2006. PDI expects the transaction to add approximately $6 million in revenue and approximately $0.05 in earnings per share for the remainder of 2004. The transaction, which is expected to close shortly, is subject to customary closing conditions.

Due to the acquisition, PDI is increasing its 2004 earnings per share estimates to $1.25 to $1.35 from $1.20 to $1.30.

Charles T. Saldarini, Vice Chairman and Chief Executive Officer of PDI stated, "The acquisition of Pharmakon fits into our overall growth strategy which includes acquisitions of sales and marketing companies serving the pharmaceutical and medical devices and diagnostics industries. Pharmakon will provide a strong base from which PDI can expand its share of the $2.8 billion medical education market."

Steven K. Budd, President of PDI's Global Sales and Marketing Services Group stated, "Pharmakon adds a focused, extremely well run medical education company to our sales and marketing services group and fits our objective of establishing PDI as a top tier provider of medical education services. Pharmakon's services provide pharmaceutical companies cost effective access to physicians, augmenting their existing sales and marketing activities. Additionally, Pharmakon enables physicians to conveniently learn important and relevant information about product and treatment options from thought leaders and their peers in an interactive environment, which physicians prefer."

Steve Agnoff, Pharmakon's President and Chief Executive Officer stated, "Joining forces with PDI benefits our clients and employees. PDI's reputation for excellence and extensive client relationships within the pharmaceutical industry only adds to Pharmakon's already impressive model going forward. We anticipate that being a part of PDI, a recognized leader in the sales and marketing services industry, will enable Pharmakon to continue to grow and develop its leadership position in the medical education business."

Webcast Conference Call
-----------------------

PDI will conduct a live webcast to discuss the Pharmakon acquisition on Friday, August 27, 2004 at 10:00 am Eastern Time. The live webcast of the event will be accessible through PDI's website, www.pdi-inc.com and will be archived on the website for future on-demand replay. For those without internet access, the call can be accessed by dialing 1-877-423-4030 within the US and 1-706-634-1929 internationally and asking for the PDI-Pharmakon Acquisition Call. The call will be archived for two weeks and can be accessed by calling 1-800-642-1687 or 1-706-645-9291 and entering the conference ID number 9607049.

About PDI
---------

PDI, a premier healthcare sales and marketing company, provides strategic alternatives to the portfolio challenges of biopharmaceutical and medical device and diagnostics manufacturers. Focusing on two core businesses, sales and marketing services and product commercialization, PDI leverages its expertise and commercial infrastructure to maximize profitable brand growth. Manufacturers choose the relationship which best meets their strategic and financial objectives, ranging from individual or bundled service agreements to broader commercial partnerships.

For more information, visit PDI's website at www.pdi-inc.com.

About Pharmakon
---------------

Pharmakon's emphasis is on the creation, design and implementation of interactive peer persuasion programs. In the last five years, Pharmakon has conducted over 20,000 peer persuasion programs with more than 250,000 participants. Pharmakon's peer programs can be designed as promotional, continuing medical education or market research/advisory programs.

Each marketing program can be offered through a number of different venues including: teleconferences, dinner meetings, "lunch and learns", and web casts. Within each of its programs, Pharmakon offers a number of services including strategic design, tactical execution, technology support, moderator services and thought leader management.

The Company employs 14 full-time moderators that have experience with 200 different products in over 25 therapeutic categories. These moderators are highly trained and are recognized experts in their fields. They come from a broad range of relevant backgrounds and include pharmaceutical sales and marketing, registered pharmacists, registered nurses, microbiologists and other healthcare specialists. For more information, visit Pharmakon's website at www.pharmakonllc.com.

Forward Looking Statement
-------------------------

This press release contains forward-looking statements regarding future events and financial performance. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to successfully integrate businesses acquired by us, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2003, and PDI's periodic reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission since January 1, 2004. The forward looking-statements in this press release are based upon management's reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.